Exhibit 10.2

Exa Corporation

EMPLOYMENT AGREEMENT

Richard F. Gilbody

This Agreement effective the 22nd day of April, 2015 (“Effective Date”), between Exa Corporation (“Exa” or the “Company”) and Richard F. Gilbody (“You”) is entered into (a) in recognition of your senior executive role at Exa and (b) to outline the terms and conditions of your continued employment with Exa.

1.	Duties: You are currently employed by Exa as Chief Financial Officer working out of the Burlington office and you accept the continuation of that employment under the terms set out in this Agreement. In the course of your employment and subject to your rights under Section 9 of this Agreement, you may be appointed to other positions within the Company or to positions with any one of the associated companies of Exa and you may be assigned additional or other duties.

2.	Term: Your employment will continue until terminated by either you or the Company in accordance with the provisions of this Agreement.

3.	Base Salary. You will be paid an annual base salary less applicable taxes, deductions and withholdings, payable in regular installments as determined by the Compensation Committee. This base salary will be subject to an annual review by the Compensation Committee.

4.	Incentive Compensation. You will continue to be eligible to participate in the Company’s annual incentive plan on substantially the same terms as other senior executives, at an agreed upon target bonus amount (the “Target Bonus”). The amount of your fiscal year Target Bonus will be determined by the achievement of specific performance objectives established by Executive Management and the Board of Directors at the beginning of each fiscal year. To qualify for the Target Bonus, you must remain employed with the Company through the date that the Target Bonus is determined and paid which will be no later than seventy-five (75) days after the close of the fiscal year.

5.	Equity Arrangements. You will continue to be eligible to participate in and receive grants in any stock option agreement and restricted stock agreement or other equity-based or equity related compensation agreement, programs or agreements of the Company, as determined by the Board.

6.	Benefits. The Company will continue to provide you the opportunity to enroll in the company’s benefit programs currently offered to other senior executives in your geographic region. Each plan is offered to you, subject to the employee premium co-pay policies currently in effect. In addition, subject to approval of the Board of Directors, you will also continue to receive any other benefits offered or available to employees in similar senior roles at the Company.

7.	Paid Time Off. Vacation and holidays are governed by Company policy. Those policies may be modified to comply with local statutory requirements.

8.	Travel and Expenses. You will be reimbursed for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies.

9.	Employment Terms/Severance. Either party may terminate this agreement at any time with or without notice, subject to the terms of this agreement and the severance provisions set forth in Exhibit A.

10.	Obligations. During your employment, you shall devote your full business efforts to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Board, serving on the boards of directors of companies that are not competitors to the Company, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment with the Company.

11.	Exa Policies. Your employment is governed by the Company’s corporate policies and procedures as they currently exist and as they are developed in the future for general application to employees. In particular, and as a condition of your continued employment, you will be subject to the terms and conditions related to the Company’s Intellectual Property, Proprietary Information and Confidentiality Agreement as outlined in Exhibit B, and its Security Policy and Insider Trading Policy.

12.	Confidentiality. During the term of your employment by the Company and thereafter, you will not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to your employment by the Company or disclose to anyone outside of the Company any such Confidential Information whether by private communication, public address, publication or otherwise or to anyone within the Company who has not been authorized to receive such information, except as directed in writing by an authorized representative of the Company. The term “Confidential Information” as used throughout this Agreement means all trade secrets, proprietary information, know-how, data, designs, specifications, processes, customer lists, client lists and other technical or business information (and any tangible evidence, record or representation thereof), disclosed to or made known to you at any time, whether prepared, conceived or developed by you or by an officer, director, consultant or employee of the Company, or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, or which might permit the Company or its clients or customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information includes:

(a)	any idea, improvement, invention, innovation, development, technical data, design, formula, device, pattern, concept, art, method, process, machine, manufacturing method, composition of matter, computer program, software, firmware, source code, object code, algorithm, subroutine, object module, schematic, model, diagram, flow chart, chip masking specification, user manual, training or service manual, product specification, plan for a new or revised product, sample, compilation of information, or work in process, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(b)	the name or other information of any employee, consultant, supplier, customer or client, or prospective customer or client, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company or any customer or client.

Notwithstanding the foregoing, the term Confidential Information does not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain. In the event that you are requested or required (whether by applicable laws, the requirements of any stock exchange, an order of a court of competent jurisdiction, a valid administrative, congressional or other order, a subpoena, a civil investigative demand or similar legal process) to disclose Confidential Information, you agree to notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 12. In the event that no such protective order or other remedy is obtained and that the Company does not waive compliance with this Section 12, you agree to furnish only that portion of the Confidential Information which you are reasonably advised by counsel is legally required and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information to the extent possible. You agree to cooperate with the Company and use your best efforts to prevent the unauthorized disclosure of all Confidential Information. You will notify the Company as soon as possible in the event of any unauthorized disclosure of Confidential Information under this Agreement and will cooperate fully with the Company in remedying or mitigating the impact and extent of such disclosure. You understand that the Company from time to time has in its possession information which is claimed by customers, clients and others to be proprietary and which the Company has agreed to keep confidential. You agree that all such information will be Confidential Information for purposes of this Agreement.

13.	Non-Solicitation of Employees and Customers. During the Restricted Periods below, on your own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity other than the Company:

(a) During the term of your employment by the Company and for a period of one year after the termination, you will not directly or indirectly hire, attempt to hire, or induce or solicit to be hired, as an employee or consultant or in any other capacity, any employee or consultant of the Company (or any person who may have been employed or engaged as a consultant by the Company during the one year prior to the termination of your employment by the Company), or assist in such hiring by any other person or business entity or encourage any such employee or consultant to terminate his or her employment or consultancy relationship with the Company; or

(b) During the term of your employment by the Company and for the duration of your Severance period, you will not directly or indirectly solicit, induce, or divert any current or client of the Company, or any person or entity reasonably understood to be a prospective customer or client of the Company at the time of the termination (each of the foregoing a “Company Client”). You acknowledge that if you violate any of the provisions of this Section 13, the running of the Restricted Period will be extended by the time during which you engage in such violation(s).

14.	Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for two (2) years after your employment with the Company terminates for any reason, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This paragraph will not be deemed to be violated by statements that are truthful, materially complete and made in good faith in required response to legal process or governmental inquiry.

15.	Legal Assistance. You will, both during and for five (5) years after your employment with the Company terminates for any reason, supply such information and render such assistance as may be reasonably required by the Company, its subsidiaries or affiliated companies in connection with any legal or quasi-legal proceeding to which either is or becomes a party. The foregoing will be at the full expense of the Company, including reasonable compensation and the expense of seeking advice of counsel in relation to the proceedings.

16.	Assignment of Rights. The Company shall have the right to assign this letter agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. You shall not assign or transfer this letter agreement or any rights or obligations hereunder without the prior written consent of the Company, and any attempt to do so shall be void and of no force and effect.

17.	Notices. Any notice required or permitted to be given under this letter agreement will be given in writing by personal delivery, registered mail or by facsimile, to you at your last known address and to the Company at 55 Network Drive, Burlington, Massachusetts 01803, to the attention of Human Resources Manager.

18.	Amendments. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by you and the Company.

19.	Governing Law. This Agreement will be deemed to be made and entered into in The Commonwealth of Massachusetts, and be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. You hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that you might have to personal jurisdiction or venue in those courts. This Agreement is executed under seal.

20.	Entire Agreement. This Agreement, including Exhibit A and Exhibit B hereto, contains the entire and only agreement between you and the Company with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative hereof. In the event of any inconsistency between this Agreement and any other contract between you and the Company, the provisions of this Agreement will prevail.

21.	Binding on Successors & Assigns. This agreement will be binding upon your heirs, assigns, executors, administrators and representatives, and the provisions of this Agreement will inure to the benefit of and be binding on the successors and assigns of the Company

22.	Other Terms.

(a) Your obligations under this Agreement will continue in accordance with its express terms regardless of any changes in your title, position, duties, salary, compensation or benefits or other terms and conditions of your employment by the Company. Your obligations under this Agreement will survive the termination of your employment by the Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement you may have with the Company. You expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ you may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. You agree to provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

(b) If any provision of this Agreement is determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, such provision will be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(c) You acknowledge and agree that violation of this Agreement by you would cause irreparable harm to the Company not adequately compensable by money damages alone, and you therefore agree that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief to prevent an actual or threatened violation of this Agreement and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond in connection therewith.

(d) No failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by the Company in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

Accepted:		Executed on behalf of Exa Corporation:

	/s/ Richard F. Gilbody	/s/ Stephen A. Remondi

Name:	Richard F. Gilbody	Name:	Stephen A. Remondi

Title:	CFO	Title:	President and CEO

Date:	4/22/2015	Date:	4/22/2015

Exhibit A

to

Employment Agreement dated April 22, 2015 (the “Agreement”)

between

Exa Corporation

and

Richard F. Gilbody

EXA CORPORATION EXECUTIVE ADDITIONAL EMPLOYMENT CONDITIONS RELATED TO TERMINATION

1. Definitions. As used herein, the following terms shall be defined as follows:

(a)	“Cause” means one or more of the following:

(i)	a conviction of, or pleading of guilty or nolo contendere to, a felony;

(ii)	a conviction of, or pleading of guilty or nolo contendere to, a misdemeanor resulting in material reputational harm to the Company;

(iii)	a commission of an act of moral turpitude;

(iv)	a commission of an act of material fraud, dishonesty, theft, misappropriation or embezzlement against the Company or a subsidiary of the Company;

(v)	a continuing failure to substantially perform his or her assigned duties after receiving a written demand for substantial performance that identifies the manner in which the Company believes you have failed to perform;

(vi)	a material breach of the Company’s Code of Ethics;

(vii)	a material breach of the terms and conditions of any non-competition, non-solicitation, non-disparagement or confidentiality agreement between you and the Company;

(viii)	a commission of willful misconduct resulting in material harm to the Company.

(b)	“Change in Control” shall mean the occurrence of any one of the following events:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes, after the Effective Date, a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit agreement of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or; or

(ii)	the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (and such voting power among the holders thereof is in substantially the same proportion as the voting power among the holders thereof immediately prior such merger or consolidation); or

(ii)	the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)	individuals who constitute the Board on the Effective Date (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a member of the Board subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(iv)	a complete liquidation or dissolution of the Company.

(c)	“Good Reason” means any one or more of the following:

(i)	a material diminishment of the nature or scope of your employment-related responsibilities or duties (provided, however, that a change in reporting structure or a change in the number of your direct reports shall not in and of itself constitute a material diminishment); or

(ii)	a material reduction in the aggregate compensation opportunity made available to you by the Company, except for a reduction that is applicable equally to similarly situated executives and that is not greater than 10%; or

(iii)	the required relocation, without your consent, of more than 50 miles from your current office location, unless the new location is closer to your primary residence; or

(iv)	following a Change in Control, the failure of the surviving company to assume the obligations of the Agreement;

(v)	the occurrence of a Change of Control.

2. Severance Pay Benefits Not in Connection with a Change in Control. In the event your employment by the Company is involuntarily terminated by the Company without Cause or by you for Good Reason not in connection with a Change in Control, you shall be entitled to the severance pay benefits set forth in Section 2a. below following the termination date (the “Severance Period”); provided that you execute and do not revoke the Release and Waiver of Claims attached to this Agreement as Exhibit A-1 and provided, that the number of months of severance payments may not exceed the number of full months that you have been employed by the Company. All severance payments shall be paid in installments in accordance with the Company’s regular payroll schedule.

a.	Continue payment of: (i) six (6) months of base salary plus, in the event you have elected COBRA continuation coverage, payment of your COBRA premiums on the same cost-sharing basis as during employment. The payment of COBRA premiums will be taxable to you. If you become eligible for substantially similar benefits from a subsequent employer prior to the end of the Severance Period, the Company will cease to pay its share of your COBRA premiums. You agree to notify the Company if and when you become eligible for such other benefits within five (5) business days of such eligibility.

3. Severance Pay Benefits in Connection with a Change in Control. In the event that there is a Change in Control and, within two (2) years after the Change in Control, you terminate employment with the Company for Good Reason or your employment with the Company is involuntarily terminated by the Company without Cause, you shall be entitled to the enhanced severance pay benefits set forth below, provided that you execute and do not revoke the Release and Waiver of Claims attached to this Agreement as Exhibit A-1. Payments made hereunder shall be paid in a single, lump sum payment within 60 days of termination of employment.

a.	Payment in a single, lump sum equal to: (i) twelve (12) months of base salary; and (ii) the target bonus for which you were eligible. In addition, in the event you have elected COBRA continuation coverage, the Company will make payment of your COBRA premiums on the same cost-sharing basis as during employment. The payment of COBRA premiums will be taxable to you. If you become eligible for substantially similar benefits from a subsequent employer prior to the end of the Severance Period, the Company will cease to pay its share of your COBRA premiums. You agree to notify the Company if and when you become eligible for such other benefits within five (5) business days of such eligibility.

b.	The vesting of all (time-based) equity incentives will accelerate in full at the date of termination of employment by the Company without Cause or by the employee for Good Reason. The vesting of all Performance-based awards for any current or future fiscal year will be deemed to be fully earned upon a Change in Control and will convert to time-based options that will cliff vest two (2) years after the award’s grant date.

4. Notice and Opportunity to Cure Basis of Termination for Cause. In the event of an occurrence constituting the basis of termination for Cause, with the exception of the basis for Cause under subsections 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv) of this agreement, the Company shall provide you with 60 days’ written notice regarding the basis of termination for Cause, and you may then take action to cure the basis of termination for Cause within 60 days of receipt of the written notice. If you do not remedy the basis of termination for Cause, you will be terminated for Cause upon the conclusion of the 60-day period. In the event of your termination for Cause pursuant to subsections 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv), no notice will be required and no opportunity to cure will be available.

5. Notice and Opportunity to Cure Basis of Termination for Good Reason. In the event of any of occurrence constituting the basis of a termination for Good Reason, you shall notify the Company of the initial event or condition constituting the basis of a termination for Good Reason by a written “Notice of Termination” within no more than 60 days of the initial event or condition. A “Notice of Termination” means a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The Company may then take action to cure the Good Reason event or condition within 30 days after receipt of the Notice of Termination. A termination for Good Reason does not occur if the basis of the termination for Good Reason is remedied. If the Company does not remedy the basis of the termination for Good Reason after 30 days of receipt of the Notice of Termination, your termination for Good Reason shall occur upon the Company’s receipt of your written notice alleging that the Company failed to cure the event or condition constituting the basis of a termination for Good Reason, provided that such notice is received no later than 30 days following the end of such 30 day cure period.

6. Tax Code. If any payment or benefit you would receive pursuant to this Agreement or any other agreement, agreement, or arrangement would (i) constitute a “parachute payment” within the meaning of Section 280G Internal Revenue Code of 1986, as amended (the “Code”), and, but for this sentence, be subject to the excise taxed imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the net after-tax amount (taking into account all applicable taxes payable by you, including any Excise Taxes) that you would receive with respect to such “parachute payments” does not exceed the net after-tax amount you would receive if the amount of such payments were reduced to the maximum amount that could otherwise be payable without the imposition of the Excise Tax, then you and the Company shall work together in good faith to agree on an alternative payment schedule acceptable to both parties, or to amend this Agreement in a manner acceptable to both parties, where necessary or desirable, so that you do not incur an excise tax or you incur the least amount of excise Tax as is possible under the circumstances. If a satisfactory alternative payment schedule or amendment cannot be agreed to by the originally scheduled payment, distribution or benefit date, then the Company shall provide such payment, distribution or benefit to you on the originally scheduled date and shall be reduced to the extent necessary to eliminate the imposition of the Excise Tax. To the extent that any such payments are subject to Section 409A of the Code, any reduction in the payments required to be made pursuant to this section shall be made first with respect to payments payable in cash before being made in respect to any payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such payments in inverse order of the scheduled dates or times for the payment or provision of such payments.

It is intended that the agreement and all benefits provided pursuant to the agreement shall be exempt from, or in compliance with, Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and all provisions of the agreement shall be interpreted in a manner to avoid the imposition of any penalties. If and to the extent required to comply with Section 409A, (i) no payment or benefit required to be paid under this agreement on account of termination of employment shall be made unless and until the participant incurs a “separation from service” within the meaning of Section 409A, and (ii) any change in the time or form of payment upon or following a Change in Control shall be effective only if such event constitutes a Change in Control within the meaning of Section 409A. In the case of any amounts payable under this agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any provision of this agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company, and if such time period spans two calendar years the payment shall be made in the second year.

If you are a “specified employee” as determined pursuant to Section 409A as of the date of termination of employment and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to additional tax, interest, or penalties under Section 409A, then any such payment or benefit shall be delayed until the earlier of (i) the date which is 6 months after your “separation from service” within the meaning of Section 409A for any reason other than death, or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A. Any payment or benefit otherwise payable or to be provided to you upon or in the 6 month period following “separation from service” that is not so paid or provided by reason of this paragraph shall be accumulated and paid or provided to you in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is 6 months after your “separation from service” (or, if earlier, as soon as practicable, and in all events within 15 days, after the date your death).

7. Tax and Other Withholdings. The Company may withhold from any payment under the Agreement any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment. The Company may also withhold sums to cover an employee’s share of any applicable group health insurance premiums. The Company may also withhold sums owed to the Company by an employee which have not been repaid in full before the time for payment of any benefits due under this Agreement.

8. Agent for Service of Legal Process. Legal process with respect to claims under the agreement may be served on the Exa Compensation Committee.

9. Separability. In case any one or more of the provisions of this agreement (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this agreement shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

10. Non-Assignability. No right or interest of yours in the agreement shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy, provided, however, that this provision shall not be applicable in the case of obligations of you to the Company. This agreement and the rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon any successor to the Company (whether as a result of a Change of Control or other event, or by operation of law or otherwise).

11. Gender and Number. Except where otherwise indicated by the context, any masculine gender used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

Exhibit A-1

to

Employment Agreement dated April 22, 2015 (the “Agreement”)

between

Exa Corporation

and

Richard F. Gilbody

In exchange for the Severance Pay Benefits offered to you under Exhibit A to this Agreement, to which you acknowledge and agree you are not otherwise entitled, you and your heirs, executors, administrators, successors and assigns hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE AND FOREVER DISCHARGE Exa Corporation (the “Company”) and all of its predecessor, successor, parent, subsidiary, affiliated and related companies and entities, and any and all past, present and future directors, officers, attorneys, employees, shareholders, agents, successors, assigns and/or representatives thereof, jointly and severally, and individually and in their official capacities (collectively, “Releasees”) from, any and all claims, agreements, promises, liabilities, rights and demands of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, prior to and including the date you execute this Agreement, including, but not limited to, any and all claims arising out of or relating to your employment, compensation and benefits with the Company and/or the termination thereof, and claims for costs, expenses and attorneys’ fees with respect thereto, except for claims for breach of this Agreement.

This release and waiver of claims includes, but is not limited to, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, or discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment, including, but in no way limited to, the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, Mass. Gen. L. c. 151B; the Massachusetts Payment of Wages Statute, Mass. Gen. L. c. 149, section 148 et seq., including claims for timely and proper payment of wages; the Massachusetts overtime pay law, Mass. Gen. L. c. 151, section 1A, et seq.; the Massachusetts Equal Rights Act; and the Massachusetts Civil Rights Act. This means that you may not sue Releasees for any current or prior claims, including those arising out of his employment with or separation from the Company and including those for unpaid wages under state law.

You covenant not to sue the Releasees with respect to any of the claims covered by the foregoing release. Notwithstanding the foregoing, this Agreement, including the claims released in this paragraph, does not preclude: (a) claims for breach of this Agreement; (b) any acts that occur after the date you sign this Release; (c) any rights or claims to vested benefits (including and such benefits under a retirement plan governed by ERISA); (d) any claims that may not be released by applicable law; (e) any rights you may have to file, cooperate or participate in any proceeding before the Equal Employment Opportunity Commission (“EEOC”) or any other state or local fair employment practices agency, except, however, you waive any right to recover any monetary damages or award in connection with any such proceeding before the EEOC or any state or local fair employment practices agency; (f) any rights pursuant to any Workers’ Compensation claim; or (g) any rights to unemployment benefits.

You represent that (a) the Company has advised you to consult with an attorney of your choosing concerning the rights waived in this Agreement; (b) you have carefully read this agreement and that you are fully aware of the Agreement’s contents and legal effect, including the waiver of any legal claims; (c) you are voluntarily and knowingly entering this Agreement, including the General Release; and (d) you understand that you are receiving benefits pursuant to this Agreement that you would not otherwise be entitled to if you did not enter this Agreement.

You acknowledge that you have had a period of at least forty-five (45) days to consider the terms of this Agreement. However, you may sign this Agreement and return it to me at any time after the Separation Date and within this forty-five (45) day period. Returning the Agreement to me before the expiration of the forty-five (45) day period is considered a voluntary waiver of any of the time remaining in the forty-five (45) day period. You may revoke this Agreement during the seven (7) days immediately following your execution of this Agreement by submitting a revocation, in writing, to Stephen Remondi, Chief Executive Officer at Exa. If you do not revoke this Agreement prior to the expiration of this seven (7) day period, this Agreement shall take effect at that time as a legally binding agreement between you and the Company on the basis set forth herein (the “Effective Date”).

If you accept the terms of this Agreement, please sign below and return this Agreement to Stephen Remondi on or before the first business day following the forty-five (45th) day after your receipt of this Agreement.

Accepted:	Executed on behalf of Exa Corporation:

Name:	Name:

Exhibit B

to

Employment Agreement dated April 22, 2015 (the “Agreement”)

between

Exa Corporation

and

Richard F. Gilbody

EXA CORPORATION EXECUTIVE ADDITIONAL EMPLOYMENT CONDITIONS RELATED TO INTELLECTUAL PROPERTY, PROPRIETORY INFORMATION AND CONFIDENTIALITY

In consideration of your continued employment at will by Exa Corporation, a Delaware corporation (“Exa”), or by any of its subsidiaries or affiliated companies (together with Exa, the “Company”), and in recognition of the fact that, due to such role, you will or may have access to Confidential Information (as defined herein), you agree with the Company as follows:

1. Prior Obligations. You hereby represent, warrant and agree (i) that you have the full right to enter into this Agreement and to perform the services that you have been engaged to provide for or on behalf of the Company (the “Services”), without any restriction whatsoever; (ii) that in the course of performing the Services, you will not violate the terms or conditions of any agreement between you and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; (iii) that you have not and will not disclose or use during the course of your employment by the Company any confidential information that you acquired or will acquire as a result of any current or previous employment or consulting arrangement, or under a previous obligation of and all continuing obligations to current and previous employers and others that require you not to disclose any information to the Company.

2. Ownership and Assignment of Intellectual Property. You agree that all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, reports, models, records, files, memoranda, plans, sketches and all other documents and materials containing, representing, evidencing, recording, or constituting any Confidential Information (as defined in Section 12 of the Agreement), however and whenever produced (whether by you or others) during the course of and in connection with your employment by the Company, and whether before or after your entry into the Agreement, is and will be the sole property of the Company. You agree that all Confidential Information and all other discoveries, inventions, ideas, specifications, designs, concepts, research and other information, processes, products, methods and improvements, or parts thereof conceived, developed, or otherwise made by you, alone or jointly with others and in any way relating to the Company’s business, including but not limited to its present or proposed products, programs or services or to tasks assigned to you during the term of your employment by the Company, whether or not made during your normal working hours, whether or not patentable or subject to copyright protection, whether or not reduced to tangible form or reduced to practice, during the term of your employment by the Company, whether or not developed, reduced to practice or made on the Company’s premises, and whether or not disclosed by you to the Company (hereinafter referred to as “Company Intellectual Property”), together with all products or services which embody or emulate such Company Intellectual Property, is and will be the sole property of the Company and to the fullest extent permitted by law will be deemed “works made for hire”.

You agree to, and hereby do, assign to the Company all your rights, title and interest throughout the world in and to all Company Intellectual Property and to anything tangible which evidences,

incorporates, constitutes, represents or records any such Company Intellectual Property. You hereby assign and, to the extent any such assignment cannot be made at present, you hereby agree to assign to the Company all copyrights, patents and other proprietary rights you may have in any such Company Intellectual Property, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights. You agree to waive, and hereby waive, all moral rights or proprietary rights in or to any Company Intellectual Property and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns.

You hereby certify that Exhibit B-1 sets forth any and all confidential information and intellectual property that you claim as your own or otherwise intend to exclude from this Agreement because it was developed by you prior to the commencement of your employment by the Company (“Prior Inventions”). You understand that after execution of this Agreement you will have no right to exclude Confidential Information or Company Intellectual Property from this Agreement.

You hereby represent and warrant to the Company that all work product delivered to the Company by you has not incorporated and will not, without the Company’s written consent, incorporate any Prior Invention. If you do incorporate a Prior Invention into work product delivered to the Company, you hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.

You hereby represent and warrant to the Company that all work product delivered to the Company by you has been and will be original and has not and will not without disclosure to the Company incorporate any “open source” computer code or be in any way subject to any open source license, including, by way of example, the GNU General Public License or Lesser General Public License, the Apache Software License, the Mozilla Public License or any other license that requires disclosure of source code or otherwise would limit the Company’s proprietary rights in such computer code.

3. Obligation to Keep Records. During the course of your employment by the Company, you represent that you have made and maintained and agree to continue to make and maintain adequate and current written records of all Company Intellectual Property, including notebooks and invention disclosures, which records will be available to and remain the property of the Company at all times. You will disclose all Company Intellectual Property promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.

4. Obligation to Cooperate. You will, at any time during your employment by the Company, or after the termination of such employment, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, you will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Company Intellectual Property and Existing IP assigned pursuant to Section 2 of this Exhibit B, and you will execute, when requested, patent and other applications and assignments thereof to the Company, or persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and you will further assist the Company in every way to enforce any patents and copyrights obtained, including, without limitation, testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses for your assistance incurred at the request of the Company under this Section 4 will be reimbursed by the Company. If the Company is unable to obtain your signature on any document which you may be required to sign pursuant to this Agreement, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably designate and appoint each of the President and the Secretary of the Company (whether now or hereafter in office) as your agent and attorney-in-fact to execute any such document on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company Intellectual Property.

5. Return of Property. Upon termination of your employment by the Company for any reason, or at any other time upon request of the Company, you will promptly return or destroy any and all customer or prospective customer, or client or prospective client, lists, information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which you may then possess or have under my control. You further agree that upon termination of your employment by the Company for any reason, you will not take with you any documents or data in any form or of any description containing or pertaining to Confidential Information or Company Intellectual Property.

6. Other Obligations. You acknowledge that the Company from time to time may have agreements with other persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. You agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

7. Publications and Public Statements. You will obtain the Company’s written approval before publishing or submitting for publication any material that relates to your work at the Company and/or incorporates any Confidential Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company that you create, publish or post during the term of your employment by the Company and for six (6) months after termination of your employment by the Company, on any media accessible by the public, including but not limited to electronic bulletin boards or Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

EXHIBIT B – 1

to

Employment Agreement dated April 22, 2015 (the “Agreement”)

between

Exa Corporation

and

Richard F. Gilbody

EXCLUDED CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

(“Prior Inventions”)